STOCK EXCHANGE NEWS RELEASE

NewBridge Global Ventures, Inc. Announces Exchange of Acquired Properties and Acquisition of Intellectual Property

New Property Will Allow For Expanded Nursery Operations

Alameda, California – September 14, 2018 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the legal and regulated cannabis industry, today announced that it has terminated the Share Exchange and Purchase Agreement with Roots Nursery, Inc., and cancellation of the 9,850,000 shares issued for that entity, which was previously announced as part of its recent acquisition of a California consortium of companies in July 2018. NewBridge and the selling parties mutually agreed to terminate the purchase due to an updated interpretation of the compliance requirements of California’s new licensing regulations.

At the same time, the Company announced the acquisition of Roots Nursery, Inc.’s Intellectual Property as well as the acquisition of East 10th Street, LLC, a California-based real estate holding company.

The Intellectual Property consists of rights to trademarks, logos, standard operating procedures (SOP’s) and all other Intellectual Property, in exchange for 6,925,000 shares of the Company’s common stock. The real estate acquisition consists of a 10,000 square foot warehouse located in the “Green Zone” of Oakland, CA and was acquired in exchange for 2,925,000 shares. Once completed, the 10th Street property will house a state-of-the-art nursery and cloning facility which will have production capabilities of over 65,000 clones per month. The operations will be managed by Roots of Cali, Inc., dba “Roots Nursery”, a newly formed, wholly owned subsidiary of NewBridge Global Ventures.

Mark Mersman, CEO of Newbridge Global Ventures, commented, “With such a dynamic licensing and compliance environment in California, we’re glad to be working with a highly experienced team of operators and compliance experts on the NewBridge team. The addition of the 10th St property adds to our already impressive portfolio of real estate assets and allows for the continued expansion of capacity for clone production. Utilizing the proven SOP’s and reputation of Roots Nursery, we anticipate that the new facility will be fully operational under the “Roots Nursery” brand during the first quarter of 2019.”

About NewBridge Global Ventures, Inc.

NewBridge Global Ventures, Inc., (OTCQB: NBGV), is a US public company acquiring and operating a portfolio of synergistic companies within the legal cannabis and industrial hemp industries. Our vertically integrated business model provides our portfolio the best position for rapid growth in cannabinoid medicine, education, cultivation, manufacturing and distribution. For more information, visit www.newbridgegv.com.

Contacts

Mark Mersman, Chief Executive Officer

mark@newbridgegv.com

Scott Cox, SVP, Corporate Development

scott@newbridgegv.com

Investors:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646-762-4518